EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use and incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-156397) and related prospectus of Cover-All Technologies Inc. and subsidiary of our report dated March 19, 2010, relating to our audits of the consolidated financial statements and financial statement schedule, appearing in the Annual Report on Form 10-K of Cover-All Technologies Inc. and subsidiary for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-156397) and related prospectus.

/s/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

New York, New York

May 6, 2010